UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2021

SIENTRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36709	20-5551000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 South Fairview Avenue, Suite 200

Santa Barbara, CA 93117

(Address of principal executive offices, with zip code)

(805) 562-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SIEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2021, Paul Little, Senior Vice President and Chief Financial Officer of Sientra, Inc. (the “Company”), notified the Company of his intent to resign his position, effective as of the close of business on March 12, 2021, in order to pursue other opportunities.

Appointment of Valerie Miller as Interim Chief Financial Officer

On March 10, 2021, the Board of Directors of the Company appointed Valerie Miller, the Company’s Vice President, Corporate Controller, as Interim Chief Financial Officer of the Company, effective upon Mr. Little’s resignation.

Ms. Miller has served as the Company’s Vice President, Corporate Controller since September 2017. Prior to this, Ms. Miller served as Controller at The Trade Desk from May 2016 until September 2017. Prior to that, Ms. Miller served as Senior Finance Director at lynda.com (which was acquired by LinkedIn in 2015) from 2012 until May 2016. Prior to that, Ms. Miller spent five years as VP Controller at Mentor Corporation (now Johnson & Johnson) and was also VP Corporate Controller at QAD, Inc. Ms. Miller previously served in financial management at Allergan, Inc. She is a CPA and received a Bachelor of Arts in Business Economics with an emphasis in Accounting from the University of California, Santa Barbara.

Ms. Miller is party to an employment agreement with the Company (the “Employment Agreement”). Ms. Miller currently receives an annual base salary of $257,250 and is eligible to receive an annual performance bonus of up to thirty percent (30%) of her then current base salary, which is determined by the achievement of certain corporate objectives and personal performance criteria as established by the Compensation Committee of the Board.

Pursuant to the terms of the employment agreement, Ms. Miller is entitled to severance benefits in the event that either the Company terminates her without cause or she resigns for good reason. The severance amount consists of nine (9) months of Ms. Miller’s annual base salary, which will be paid on the Company’s normal payroll schedule over the nine (9) month period following the date of separation from service and paid COBRA premiums for the nine (9) month period following such termination. In the event that Ms. Miller is terminated within twelve (12) months following a change in control, then, in addition to the above severance benefits, Ms. Miller’s unvested equity awards shall fully vest.

The foregoing is only a brief description of the material terms of the Employment Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Employment Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

There are no family relationships between Ms. Miller and any director or executive officer of the Company that are required to be disclosed pursuant to Item 401(d) of Regulation S-K, and there are no transactions between the Company and Ms. Miller that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated September 18, 2017, by and between the Company and Valerie Miller.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SIENTRA, INC.
Date: March 11, 2021	By:	/s/ Oliver Bennett
Oliver Bennett
General Counsel and Vice President